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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 23, 2005

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), will be held at the Radisson Quad City Plaza Hotel, 111 E. 2nd Street, Davenport, Iowa, on February 23, 2005, at 9:00 a.m., for the following purposes:

(1)	To elect two directors for terms of three years;

(2)	To consider and act upon a proposal to approve the Company’s Incentive Compensation Program;

(3)	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of Common Stock; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed January 3, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa

January 17, 2005

LEE ENTERPRISES, INCORPORATED

2005 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Radisson Quad City Plaza Hotel, 111 East 2nd Street, Davenport, Iowa on Wednesday, February 23, 2005, at 9:00 a.m., for the purposes set forth in the Notice of Annual Meeting of Stockholders.

The principal executive offices of the Company are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801-1924. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 17, 2005, together with a copy of the Company’s Annual Report for the fiscal year ended September 30, 2004.

PROXIES

Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified below. You may also vote your shares by delivering your proxy by telephone or via the Internet.

If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock or Class B Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Alternatively, you may vote your shares in person at the Annual Meeting.

You may revoke the proxy before the Annual Meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, 201 N. Harrison Street, Suite 600, Davenport, IA 52801-1924. To be effective, a mailed revocation must be received by the Secretary on or before February 22, 2005. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

VOTING PROCEDURES

Stockholders of record at the close of business on January 3, 2005 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2004, there were 38,117,166 shares of Common Stock and 7,246,328 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting; each share of Class B Common Stock is entitled to ten votes at the meeting. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting is required to act on Proposal 2 and Proposal 3 as more fully set forth in this Proxy Statement and on any other matter properly brought before the meeting.

Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card or by using the telephone or Internet voting procedures. All properly executed proxies delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given on a proxy card with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the election of all directors and the approval of Proposal 2 and Proposal 3 as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

PROPOSAL 1 - ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting to hold office for three-year terms expiring at the Annual Meeting of Stockholders in 2008.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below:

Nominees for Election as Directors with Terms Expiring in 2008

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Donovan and Mr. Moloney are presently directors whose current terms expire February 23, 2005.

Nancy S. Donovan, 53, Director since 2003

Ms. Donovan is a founding partner in Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001 Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL.

Ms. Donovan is a member of the Audit Committee.

Herbert W. Moloney III, 53, Director since 2001

Mr. Moloney is the Chief Operating Officer, North America, of Vertis, Inc., Baltimore, MD (“Vertis”), a privately held company that provides targeted advertising, media and marketing services. Prior to the formation of Vertis in 2000, Mr. Moloney was Executive Vice President, Marketing and Sales, of TC Advertising, a predecessor entity. Mr. Moloney has announced his intention to resign from Vertis, effective in March 2005.

Mr. Moloney is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2006

William E. Mayer, 64, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He was a founding partner of Development Capital, LLC, a company that invested in private and public companies, from 1996 to 1999. He is also a director of First Health Group Corp. and The Reader’s Digest Association, Inc., and a trustee of the Columbia Mutual Funds.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and Nominating and Corporate Governance Committee. Mr. Mayer has been designated as the Company’s lead director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 50, Director since 1999

Mr. Schermer is Vice President-Interactive Media and Corporate Counsel of the Company. He is also a director of Madison Newspapers, Inc., which is owned 50% by the Company.

Mark Vittert, 56, Director since 1986

Mr. Vittert is a private investor.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2007

Mary E. Junck, 57, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in January 2002. From January 2001 to January 2002, she served as President and Chief Executive Officer of the Company. She became Executive Vice President and Chief Operating Officer of the Company in May 1999 and President in January 2000. From May 1996 to April 1999 she was Executive Vice President of The Times Mirror Company and President of Eastern Newspapers. She was named Publisher and Chief Executive Officer of The Baltimore Sun in 1993. She is also a director of Madison Newspapers, Inc., which is owned 50% by the Company.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 60, Director since 1991

Mr. Newman is Chairman and Chief Executive Officer of Race Rock International, Inc. and Culinary Essence, LLC, with principal offices in St. Louis, MO, both of which are privately held companies that own and operate restaurants.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 63, Director since 1998

Mr. Prichett is a partner in Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Prichett is a member of the Audit Committee and the Executive Committee.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors met four times in fiscal 2004.

The Company’s Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on the Company’s website www.lee.net by clicking on “Governance.” The Board of Directors of the Company has examined the relationship between each director and the Company and has determined that Ms. Donovan and Messrs. Mayer, Newman, Prichett and Vittert do not have any direct or material indirect relationship with the Company, other than in their respective capacities as directors, which would compromise their ability to act as independent directors as contemplated under the Listing Standards of the New York Stock Exchange. Vertis, of which Mr. Moloney is Chief Operating Officer, North America, provides the Company, in the normal course of business, with an Internet subscription service that allows access to advertising prototypes. Fees paid by the Company to Vertis for its services totaled $95,000 in fiscal 2004. In 2003, Vertis acquired The Newspaper Network, Inc. (“TNN”), which is in the business of placing advertising, including advertising in the Company’s newspapers, for its clients. TNN customarily receives fees from its clients for such services but receives no compensation from the Company. The Board of Directors does not consider the relationship between the Company and Vertis to be material to either party, and also considers Mr. Moloney an independent director of the Company.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal 2004. All of the incumbent directors attended the Company’s January 21, 2004 Annual Meeting of Stockholders. All directors are expected to attend each meeting of the Company’s Board of Directors and the committees on which they serve and are also expected to attend the Company’s annual meeting of stockholders.

Audit Committee

The Company’s Audit Committee met seven times in fiscal 2004. The Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent public accountant’s qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and preparation of the annual Audit Committee Report to be included in the Company’s Proxy Statement.

Executive Compensation Committee

The Company’s Executive Compensation Committee met five times in fiscal 2004. Its functions are to administer the Company’s Retirement Account Plan, Supplementary Benefit Plan as Amended and Restated on April 26, 1990 and the 1990 Long-Term Incentive Plan as amended, restated and extended on January 26, 1999; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; to review employment terminations involving payment to any officer or other key executive in excess of $200,000; to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and key result areas for bonus criteria for the Chief Executive Officer of the Company and to measure her related performance. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met three times in fiscal 2004. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or characteristics would make the Board of Directors more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand the Company’s business, willingness to devote adequate time to duties of the Board of Directors and their ability to make independent judgments. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy independence requirements of the New York Stock Exchange. In determining whether to recommend a director for re-election, the NCGC also considers the director’s past attendance at meetings and participation in and contributions to the Board of Directors.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or officers of the Company. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommends a slate of nominees to the Board of Directors for nomination or election to the Board of Directors. Director nominees recommended to the NCGC for election at an annual meeting of the stockholders are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by the stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder’s name, address and the class and number of shares of the Company’s Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence address of the individual being nominated, the nominee’s principal occupation or employment and the class and number of shares of the Company’s Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee’s willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominee to provide any additional information about the nominee as the NCGC may determine appropriate or desirable, including information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. To be considered by the NCGC for the slate recommended in the proxy statement for the 2006 annual meeting, stockholders must submit the required information to Mr. Vittert by September 15, 2005.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the committees of the Board of Directors. The corporate governance page can be found at www.lee.net by clicking on “Governance.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by the Company with respect to its Code of Business Conduct and Ethics, will be posted on the Company’s website.

The Company’s policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the board members are independent of the Company and its management;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee are independent;

•	The independent directors have designated an independent lead director to chair their meetings and consult with the Company’s Chief Executive Officer regarding matters considered by the independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	The Company has a Code of Business Conduct and Ethics that is monitored by its Audit Committee and is annually affirmed by its directors and executive officers;

•	The Company’s Code of Business Conduct and Ethics applies to its principal executive officer and all members of its finance staff, including the principal financial and accounting officer;

•	The Company has a hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters; and

•	The Company’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Company’s Audit Committee.

Stockholder communications to either the Board of Directors or the lead director should be sent to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF DIRECTORS

No Company employee receives any remuneration for acting as a director.

For fiscal 2004, in consideration of the increasing responsibilities being placed on directors by the New York Stock Exchange, the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, the Company paid all non-employee directors a $35,000 annual retainer. The Lead Director received an additional annual retainer of $10,000. The Chairman of the Audit Committee received a $10,000 annual retainer for acting as such and other committee chairmen received an annual retainer of $5,000. Non-employee directors received $1,000 for each Board or committee meeting attended and $500 for each Board or committee telephonic meeting. Effective October 1, 2004, fees for telephonic meetings have been increased to $1,000. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director provided such compensated consultative services in fiscal 2004.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors, non-employee directors receive an annual grant of 1,500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of the compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

PROPOSAL 2 - APPROVAL OF INCENTIVE COMPENSATION PROGRAM

Under section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1 million for any taxable year paid to a person named in the Summary Compensation Table and employed by the Company on the last day of the taxable year to be deductible by the Company, such compensation must qualify as “performance-based”. At the 2004 Annual Meeting, the stockholders of the Company approved the Annual Incentive Bonus Program, under which annual cash incentive compensation to be paid to executive officers subject to section 162(m) would be performance-based for purposes of exemption from the limitations of section 162(m). In November, 2004, the Executive Compensation Committee approved, subject to stockholder approval, the Company’s Incentive Compensation Program (the “Program”), which extends the authority of the Committee to pay annual bonus compensation and/or make incentive-based restricted stock awards that constitute performance-based compensation within the meaning of section 162(m). Such restricted stock awards may be granted to executives by the Committee, in its discretion, under the Company’s 1990 Long-Term Incentive Plan based on terms and conditions, including performance-based goals, established by the Committee. See “Long-Term Incentive Compensation” below. Prior to the inception of the Program, restricted stock awards were not tax-deductible under section 162(m). A copy of the Program is included as Appendix A to this Proxy Statement. The principal terms of the Program adopted by the Committee are as follows:

•	The class of persons covered consists of those key executives of the Company who are from time to time designated by the Committee.

•	The performance criteria for the Program applicable to covered executives for performance years 2005 and thereafter will be limited to objective tests based on one or more of the following: net earnings, operating cash flow, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, and total shareholder return, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

•	In administering the Program and determining incentive awards, the Committee will not have the flexibility under the Program to pay a covered executive an incentive payment or grant a restricted stock award greater than the incentive award indicated by his or her attainment under the applicable standards. The Committee will have the flexibility, based on its business judgment, to reduce an award of cash or restricted stock. The Committee also has the flexibility to make other compensation payments outside the Program at its discretion.

•	There will be a maximum individual annual cash incentive amount limit equal to 200% of the annual base salary of any covered executive for any performance year. No participant may receive an annual cash incentive compensation award under the Program in excess of $2 million.

•	The maximum incentive-based restricted stock award for any fiscal year of the Program shall not exceed 100,000 shares of Common Stock of the Company.

•	If the Program is approved by the stockholders, the Company’s Board of Directors may from time to time amend, suspend or terminate the Program in whole or in part, except that stockholder approval shall be required for any amendment to the Program that would be required by section 162(m) or the related Internal Revenue Service regulations.

The Program is unchanged from provisions approved by stockholders January 21, 2004 with regard to payments of annual incentive bonuses.

It should be noted that it is the Committee’s intent to prevent section 162(m) from limiting the deductibility of incentive compensation payments. However, because of possible unforeseen future events, it is impossible to be certain that all incentive compensation paid by the Company to named executive officers will be tax deductible. The foregoing shall not preclude the Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

Hypothetical Payments Based on 2004 Results

As discussed above, awards under the terms adopted by the Committee will be based upon performance goals established with respect to fiscal 2005 and future years. No incentive-based restricted stock awards under the Program have been earned by any covered executive, since the performance period has not concluded. Additionally, the amount of annual incentive compensation to be paid in the future to the Company’s current or future executive officers subject to section 162(m) cannot be determined at this time, since actual amounts will depend on actual performance measured against the attainment of the Committee’s pre-established performance goals and to the Committee’s discretion to reduce such amounts.

The only participant under the Program in fiscal 2004 was Mary E. Junck, the Company’s Chief Executive Officer. Based upon attainment of pre-established performance goals established by the Committee, Mary E. Junck’s annual cash incentive compensation was $1,080,000.

If the Program is not approved, in fiscal 2005 and thereafter, the Company will not be entitled to a deduction to the extent that the aggregate of salary, discretionary compensation payments, if any, and the value of restricted stock awards vesting in that year, exceeds $1 million to a named executive officer.

The affirmative vote of a majority of the voting power of all Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of the foregoing proposal.

The Board of Directors recommends a vote FOR Proposal 2 to approve the Company’s Incentive Compensation Program.

PROPOSAL 3 - TO AMEND THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of Lee Enterprises, Incorporated is hereby amended to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 120,000,000 shares of Common Stock, par value $2.00 per share (“Common Stock”), and 30,000,000 shares of Class B Common Stock, par value $2.00 per share (“Class B Common Stock”).

FURTHER RESOLVED, that the Board of Directors and the appropriate officers of the Company are authorized and directed to take appropriate steps to make effective the foregoing amendment to the Restated Certificate of Incorporation of the Company including filing such amendment in the office of the Secretary of State of the State of Delaware.

The proposed amendment to Article FOURTH would change the number of authorized shares of Common Stock without par value from 60,000,000 shares to 120,000,000 shares. This change is recommended by the Board of Directors in order to increase authority for the issuance of Common Stock. There would be no change in the number of authorized shares of Serial Convertible Preferred Stock.

The aggregate number of issued and outstanding shares of Common Stock and Class B Common Stock at the close of business on November 30, 2004 were 38,117,166 and 7,246,328, respectively. Under Section (D)(1) of the Company’s Restated Certificate of Incorporation, the holder of outstanding shares of Class B

Common Stock has the right at any time, and from time to time, to convert those shares into an equivalent number of shares of Common Stock. In addition, the stockholders have previously authorized the Company to reserve for issuance (i) 1,400,000 shares of Common Stock under the 1977 Employee Stock Purchase Plan (of which 760,700 shares remain unissued), (ii) 3,580,100 shares of Common Stock under the Restated 1990 Long-Term Incentive Plan (of which 1,639,900 shares remain unissued), and (iii) 150,000 shares of Common Stock under the 1996 Non-Employee Director Stock Plan (of which 89,800 shares remain unissued). After determination of the shares of Common Stock which remain reserved for issuance upon conversion of Class B Common Stock or pursuant to the foregoing plans, the Company has an unused balance of 12,146,000 shares.

This amount of unused authority to issue Common Stock represents a significant limitation in authorized but unissued shares available for future corporate purposes. The Board of Directors believes it would be in the best interest of the Company and its stockholders to increase the amount of authorized but unissued shares of Common Stock available under the Restated Certificate of Incorporation as described above. The Company and the Board of Directors have no current plans to use the additional shares for any particular purpose, but the Board of Directors believes it is desirable to have such shares available for possible use in future acquisitions or for a future split of the Company’s Common Stock by means of a stock dividend, or for other purposes within the limitations of Delaware law. Issuance of newly authorized shares will be within the Board of Directors’ discretion, unless other authority is required by applicable laws.

The affirmative vote of a majority of the voting power of all Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of the foregoing proposal.

The Board of Directors recommends a vote FOR Proposal 3 to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 30, 2004 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance

Equity compensation plans approved by stockholders (1)(2)	921,604	$35.65	718,273

(1)	1990 Long-Term Incentive Plan.

(2)	Excludes purchase rights accruing under the Company’s Employees’ Stock Purchase Plan (“Purchase Plan”), which has a stockholder-approved reserve of 761,000 shares. Under the Purchase Plan, each eligible employee may purchase shares up to 5% of base compensation not to exceed $25,000 on the last business day of April each year at a purchase price per share equal to 85% of the lower of the average of the high and low market price on either the first or last business day of the plan year.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2004 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent (1) of Class	Class B Common Stock		Percent of Class
Ariel Capital Management, Inc. (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	7,499,150	19.5%	---		---%

Private Capital Management, L.P. (3) 8889 Pelican Bay Blvd. Naples, FL 34108	6,308,135	16.4	---		---

Schermer Management Corporation (4) General Partner Schermer Investment Partnership, L.P. c/o Advisory Research, Inc. 180 N. Stetson, Suite 5780 Chicago, IL 60601-6795	---	---	1,163,966		16.1

Lloyd G. Schermer (4)(5) c/o Advisory Research, Inc. 180 North Stetson, Suite #5780 Chicago, IL 60601-6795	---	---	520,036	(4)	7.2	(4)

Betty A. Schermer (4)(6) c/o Advisory Research, Inc. 180 North Stetson, Suite #5780 Chicago, IL 60601-6795	---	---	410,016	(4)	5.7	(4)

Gregory P. Schermer (4)(7) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	62,518	*	528,970	(4)	7.3	(4)

Grant E. Schermer (4)(8) c/o Advisory Research, Inc. 180 North Stetson, Suite #5780 Chicago, IL 60601-6795	99	*	513,346	(4)	7.1	(4)

U.S. Bancorp (9) 800 Nicollet Mall Minneapolis, MN 55402-7020	503,833	1.3	712,258		9.8

Lee Endowment Foundation (10) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	---	---	517,648		7.1

*	Less than one percent of the class.

(1)	The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

(2)	The information is based solely on a report on Schedule 13G, dated as of December 31, 2003, filed by Ariel Capital Management, Inc. (“Ariel”) with the Securities and Exchange Commission. Ariel reported sole voting power with respect to 6,218,700 of the reported shares and sole dispositive power with respect to 7,495,335 shares.

(3)	The information is based solely on a report on Schedule 13G, dated February 13, 2004, filed by Private Capital Management, L.P. (“Private Capital”) with the Securities and Exchange Commission. Private Capital reported sole voting power with respect to none of the reported shares and sole dispositive power with respect to 6,308,135 shares.

(4)	Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment powers with regard to the Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 37.6% of the outstanding shares of the Class B Common Stock.

(5)	Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment powers; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment powers; and (iii) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment powers. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also footnote (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(6)	Class B Common Stock includes (i) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment powers; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment powers; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment powers. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also footnote (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)

Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer’s minor son as to which Mr. Schermer possesses sole voting and investment power; and (ii) 38,208 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options. Class B Common Stock includes (i) 522,970 shares of Class B Common Stock over which Mr. Schermer possesses sole voting and investment powers, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his minor son and 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter as to which Mr. Schermer possesses sole voting and investment powers; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse and the trusts for the benefit of his son and a minor daughter and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also footnote (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)	Class B Common Stock includes (i) 513,146 shares of Class B Common Stock over which Grant E. Schermer possesses sole voting and investment powers; and (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment powers. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also footnote (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(9)	The information for Common Stock is based solely on the stock records of the Company. The information for Class B Common Stock is based solely on a report on Schedule 13G, dated January 31, 2004, filed by U.S. Bancorp with the Securities and Exchange Commission. U.S. Bancorp reported sole voting power and sole dispositive power with respect to 712,258 shares.

(10)	The information is based solely on a report on Schedule 13G, dated January 22, 2003, filed by Lee Endowment Foundation (“Lee Endowment”) with the Securities and Exchange Commission. Lee Endowment reported sole voting power and sole dispositive power with respect to 517,648 shares. It is independently governed and is not an affiliate of the Company.

The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of November 30, 2004 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
Nancy S. Donovan	3,973	*	---	---%

James W. Hopson (2)	49,744	*	---	---

Mary E. Junck (2)	308,586	*	---	---

William E. Mayer	9,479	*	---	---

Herbert W. Moloney III	4,000	*	---	---

Andrew E. Newman	8,500	*	---	---

Michael E. Phelps (2)	41,064	*	---	---

Gordon D. Prichett	7,100	*	---	---

Gregory P. Schermer (1) (2)	62,518	*	528,970	7.3

Carl G. Schmidt (2)	58,111	*	---	---

Greg R. Veon (1) (2)	113,484	*	5,804	*

Mark Vittert	8,500	*	---	---

All executive officers and directors as a group (15 persons) (2)	758,038	2.0%	534,774	7.4

*	Less than one percent of the class.

(1)	The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer – 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his minor son, and 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter; and Mr. Veon – 400 shares of Common Stock held by his sons.

(2)	The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Hopson – 35,300; Ms. Junck – 137,375; Mr. Phelps – 28,608; Mr. Schermer – 38,208; Mr. Schmidt – 35,600; Mr. Veon – 69,050; and all executive officers and directors as a group – 388,679.

EXECUTIVE COMPENSATION

The following table and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 2004 to the Chief Executive Officer of the Company and to each of the four other most highly compensated executive officers.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual	Restricted Stock		Stock Options (#)		All Other
			(6)	(7)	(6)(8)		(6)		(11)
Mary E. Junck Chairman, President and Chief Executive Officer (1)	2004 2003 2002	$750,000 700,000 575,000	$1,080,000 950,000 750,000	$--- --- ---	$2,310,500 1,905,600 1,667,400	(9) (9)	50,000 50,000 80,000		$242,800 206,600 123,200

Carl G. Schmidt Vice President, Chief Financial Officer and Treasurer (2)	2004 2003 2002	375,000 340,000 300,000	240,900 238,400 269,900	--- --- ---	276,800 177,300 78,000		12,360 12,000 20,000	(10)	85,100 75,900 10,900

James W. Hopson Vice President – Publishing (3)	2004 2003 2002	350,000 340,000 325,000	66,000 178,900 153,400	--- --- ---	194,800 164,400 78,000		7,020 11,000 20,000		72,800 65,500 54,000

Greg R. Veon Vice President – Publishing (4)	2004 2003 2002	310,000 300,000 275,000	191,100 138,200 227,100	--- --- ---	224,900 164,400 78,000		8,950 11,000 21,730	(10) (10)	61,100 70,400 45,100

Michael E. Phelps Vice President - Publishing (5)	2004 2003 2002	243,000 235,000 210,000	92,400 129,200 153,700	--- --- ---	104,800 121,100 52,000		5,688 9,000 15,000	(10)	50,000 49,600 39,400

(1)	Ms. Junck was elected Chairman, President and Chief Executive Officer in January 2002. From January 2001 to January 2002 she served as President and Chief Executive Officer. From January 2000 to January 2001 she served as President and Chief Operating Officer. From May 1999 to January 2000 she served as Executive Vice President and Chief Operating Officer.

(2)	Mr. Schmidt was elected Vice President, Chief Financial Officer and Treasurer in May 2001.

(3)	Mr. Hopson was elected Vice President – Publishing and named Publisher of the Wisconsin State Journal in July 2000. In January 2004, he was elected Chairman of Madison Newspapers, Inc.

(4)	Mr. Veon was elected Vice President – Publishing in November 1999.

(5)	Mr. Phelps was elected Vice President – Publishing and named Publisher of the Quad-City Times in June 2002. From February 2000 to June 2002 he served as Vice President – Sales & Marketing.

(6)	The Executive Compensation Committee of the Company meets following the conclusion of the Company’s fiscal year to determine, among other things, the annual bonus and long term compensation grants to be awarded, if any, for the fiscal year just concluded. The Summary Compensation Table includes the value of shares of restricted Common Stock and the number of stock options granted by the Executive Compensation Committee under the Company’s 1990 Long-Term Incentive Plan for the corresponding fiscal year.

(7)	Omitted if amounts are less than the lesser of $50,000 or 10% of compensation.

(8)	Represents shares of restricted Common Stock in the following amounts granted to the named executive officers for fiscal 2004, 2003, and 2002, respectively.

	2004	2003		2002

Mary E. Junck	48,500	40,000	(9)	35,000	(9)
Carl G. Schmidt	5,810	4,100		2,400
James W. Hopson	4,090	3,800		2,400
Greg R. Veon	4,720	3,800		2,400
Michael E. Phelps	2,200	2,800		1,600

As of September 30, 2004, the aggregate number of shares of restricted Common Stock held by each of the named executive officers, and the dollar value of such shares, were as follows; Ms. Junck, 95,000 shares ($4,402,300); Mr. Schmidt, 8,900 shares ($412,400); Mr. Hopson, 8,600 shares ($398,500); Mr. Veon, 8,600 shares ($398,500); and Mr. Phelps, 6,000 shares ($278,000). The dollar values are based on the closing price of the Company’s Common Stock of $46.34 on September 30, 2004. Holders of shares of restricted Common Stock receive the same cash dividends as other holders of Common Stock.

(9)	On November 19, 2004, 40,000 shares of restricted Common Stock granted to Ms. Junck in November 2003 and 35,000 share of restricted Common Stock granted in November 2002 were cancelled and reissued. The reissued shares of restricted Common Stock are identical to the cancelled shares with respect to voting rights, dividends, and timing of vesting. The value per share to Ms. Junck upon vesting is unchanged. Vesting of the cancelled shares was not dependent upon future performance of the Company. The reissued shares vest only if specified performance criteria established by the Executive Compensation Committee are met. If the specified performance is exceeded, up to 15,000 additional shares of restricted Common Stock may be issued. The Company believes the reissued shares meet the criteria for performance-based compensation under Section 162(m) of the Internal Revenue Code. Due to increases in the price of the Company’s Common Stock from the original grant dates to November 19, 2004, the reissued shares have a fair market value in excess of the cancelled shares in the amount of $705,800. See Proposal 2.

(10)	Includes replacement, or “reload,” options awarded at fair market value at date of exercise of non-qualified stock options as follows: Mr. Schmidt, 2,400 in 2004; Mr. Veon, 850 in 2004 and 1,730 in 2002; and Mr. Phelps 1,908 in 2004. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

(11)	Represents direct and matching contributions by the Company on behalf of the named individuals to the Company’s Retirement Account Plan and Supplementary Benefit Plan.

Option Grants For Year Ended September 30, 2004

The following table summarizes option grants to named executive officers for fiscal 2004:

Name	Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value
	(1)					(3)
Mary E. Junck	50,000		24.2%	$47.64	11/19/2014	$550,500

Carl G. Schmidt	9,960		4.8	47.64	11/19/2014	109,700
	2,400	(2)	1.2	47.18	5/1/2011	28,700

James W. Hopson	7,020		3.4	47.64	11/19/2014	77,300

Greg R. Veon	8,100		3.9	47.64	11/19/2014	89,200
	850	(2)	0.4	47.42	10/28/2006	5,600

Michael E. Phelps	3,780		1.8	47.64	11/19/2014	41,600
	396	(2)	0.2	42.88	3/7/2010	4,100
	1,512	(2)	0.7	42.88	11/14/2010	15,700

(1)	The options granted to the named individuals (other than replacement options) were determined by the Executive Compensation Committee following review of each individual’s performance in fiscal year 2004, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company’s 1990 Long-Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously owned Common Stock. The limitations accompanying any restricted stock delivered at the exercise of an option remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2)	Replacement, or “reload,” options awarded at fair market value at date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

(3)	The “grant date present value” is a hypothetical fair value ($11.01 for November 19, 2004 grants) determined under the Black-Scholes Option Pricing Model using certain specified assumptions. The range of assumptions used in calculating the values is as follows:

Factor	Grant of November 19, 2004

Dividend yield	1.5%
Volatility	24.3%
Risk-free interest rate	3.6%
Expected life (years)	4.7

The Company’s stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Aggregate Option Exercises in Year Ended September 30, 2004 and Fiscal Year End Option Values

The following table summarizes, for named executive officers, option exercises in fiscal 2004 and unrealized value at September 30, 2004:

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at September 30, 2004 Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options at September 30, 2004 Exercisable (E)/ Unexercisable (U)
	(1)	(2)	(3)		(4)
Mary E. Junck	55,625	$863,900	E	68,375	E	$815,200
			U	136,000	U	1,256,500

Carl G. Schmidt	20,000	322,400	E	18,000	E	213,700
			U	36,400	U	318,000

James W. Hopson	45,000	704,300	E	18,000	E	213,700
			U	33,000	U	314,900

Greg R. Veon	6,061	107,300	E	75,355	E	1,311,500
			U	33,850	U	314,900

Michael E. Phelps	17,500	327,100	E	13,500	E	160,200
			U	27,408	U	245,100

(1)	All options are for Common Stock and were granted under the Company’s 1990 Long-Term Incentive Plan.

(2)	Market value of underlying securities at exercise date minus the exercise price.

(3)	Options granted under the Company’s 1990 Long-Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown excludes those granted by the Executive Compensation Committee in November 2004 for the fiscal year ended September 30, 2004. Replacement, or “reload,” options are awarded at fair market value at date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

(4)	Market value of underlying securities at September 30, 2004 ($46.34), minus the exercise price.

Benefit Plans and Retirement Programs

Under the Company’s Retirement Account Plan and Supplementary Benefit Plan, the Company matches, upon eligibility, employee contributions up to 5.0% of employee compensation and, in addition, contributes 4.96% of a participant’s total compensation plus an additional 4.56% of such compensation in excess of $87,900. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement. Company contributions fully vest after six years of service for the Company’s Retirement Account Plan. Contributions to the Supplementary Benefit Plan are vested immediately. Amounts credited in fiscal 2004 under the Retirement Account Plan and Supplementary Benefit Plan to the accounts of named executive officers are listed in the Summary Compensation Table under the caption “All Other Compensation.”

Change-of-Control Employment Agreements

The Board of Directors has approved employment agreements between the Company and its executive officers, including each of the named executive officers, which become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three-year period unless the Company gives prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control, and (iii) continued participation in the Company’s incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

If during the Employment Period, the officer’s employment is terminated other than for “Cause” or disability or the officer terminates his or her employment for “Good Reason”, including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (i) all accrued and unpaid compensation; (ii) a severance payment equal to three times the sum of such officer’s (a) annual base salary, and (b) highest recent annual bonus; (iii) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Company’s Retirement Account Plan and Supplementary Benefit Plan (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer’s highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (iv) the amount of any forfeited benefits under the Company’s Savings Plan, as defined; and (v) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax “gross-up” payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company’s 1990 Long-Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

A change of control includes certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of securities of the Company.

Performance Presentation

The following graph compares the quarterly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor’s (“S&P”) 500 Stock Index and a Peer Group Index, in each case for the five years ended September 30, 2004 (with September 30, 1999 as the measurement point). Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer’s share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

Source: Standard & Poors

September 30	1999	2000	2001	2002	2003	2004
Lee Enterprises	$100.00	$108.29	$121.38	$128.37	$153.98	$187.44
S&P 500 Stock Index	100.00	113.28	83.13	66.10	82.22	93.63
Peer Group Index	100.00	94.49	90.42	107.80	119.31	123.76

The S&P 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The Peer Group Index is comprised of all 14 U.S. publicly traded companies engaged in newspaper publishing (excluding the Company) and is weighted by market capitalization. The Peer Group Index includes Belo Corp., Dow Jones & Company, Inc., Gannett Co., Inc., Hollinger International Inc., Journal Communications, Inc., Journal Register Company, Knight-Ridder, Inc., The McClatchy Company, Media General, Inc., The New York Times Company, Pulitzer Inc., The E.W. Scripps Company, The Tribune Company and The Washington Post Company.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

The Executive Compensation Committee of the Board of Directors is composed of three independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company’s executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

The Committee operates on the principle that the compensation of the Company’s executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee’s policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company’s annual and long-term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking of management’s and stockholders’ interest in the enhancement of shareholder value.

The Company’s executive compensation program is comprised of three elements: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive compensation.

Base Salary

Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates in the Towers Perrin Media Industry Compensation Survey (the “Towers Survey”), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to position fully competent and highly performing executives at the median level of compensation, as reported annually in the Towers Survey.

The Towers Survey provides annual compensation analyses for executives in the media industry based on revenue, industry segments including publishing, and market type and size. The statistical information, including revenue and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenue, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.

Annual Incentive Bonus

The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company’s strategic and operating plans. A target bonus level, stated as a percent of annual base salary, is established for each member of the executive management team other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the executives and the Company’s overall performance.

Long Term Incentive Compensation

Under the Company’s 1990 Long-Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long-term incentive awards of executive management of the Company for the fiscal year just ended. Under the plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company’s Common Stock at the time of grant. The number of stock options and/or restricted shares then determined is reviewed by the Committee and may be increased or decreased to reflect the criteria noted above, the individual executive’s role in accomplishment of the Company’s operating objectives, and that individual’s potential for long-term growth and contribution to the Company’s strategic objectives. Grant guidelines for stock options and restricted stock are established for all participants (including the Chief Executive Officer) with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above, or below the median of the peer group.

A target level of stock option grants was established for each executive officer based on the scope of responsibilities and competitive practices in the newspaper industry. Actual grants were based on the performance of the executive officer. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant and are exercisable within a 10-year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for stockholders, the Committee has provided that stock options vest in specified portions over a three-year period.

The awards of restricted stock to executive officers and other key employees for fiscal 2004 represent shares of Common Stock which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. Vesting of certain of these awards is also dependent upon future performance of the Company. A target level of restricted stock was established for each executive officer based on the scope of responsibilities and competitive practices in the newspaper industry. Actual grants were based on the performance of the executive officer. Restricted stock awards are also intended to increase the ownership in the Company by its executives, through which the value of long-term stock ownership and growth can be enhanced.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While the Committee’s general policy is to structure the Company’s compensation programs to preserve the deductibility of most compensation paid to its executive officers, the Committee periodically authorizes payments that may not be deductible if it believes they are in the best interests of both the Company and its stockholders. See Proposal 2.

Compensation of Chief Executive Officer

The Committee determined the 2004 base salary for the Company’s Chief Executive Officer, Mary E. Junck, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Ms. Junck for fiscal 2004 was based solely upon the financial performance of the Company in relation to performance goals established by the Committee under and in accordance with the Company’s Annual Incentive Bonus Program approved by the stockholders at the 2004 Annual Meeting.

The Committee made a long-term compensation award of stock options and restricted stock to Ms. Junck for fiscal 2004 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee considered the fiscal 2004 performance of the Company, as more particularly described above, in the final determination of such grants. Restricted shares issued for fiscal 2004 vest only if specified performance criteria established by the Committee are met. If the specified performance is exceeded, up to 9,700 additional shares of restricted Common Stock may be issued.

On November 19, 2004, 40,000 shares of restricted Common Stock granted to Ms. Junck in November 2003 and 35,000 shares of restricted Common Stock granted in November 2002 were cancelled and reissued. The reissued shares of restricted Common Stock are identical to the cancelled shares with respect to voting rights, dividends, and timing of vesting. Vesting of the cancelled shares was not dependent upon future performance of the Company. The reissued shares vest only if specified performance criteria established by the Committee are met. If the specified performance is exceeded, up to 15,000 additional shares of restricted Common Stock may be issued. The Company believes the reissued shares meet the criteria for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Executive Compensation Committee Participation

The current members of the Executive Compensation Committee are William E. Mayer, Chairman, Andrew E. Newman and Mark Vittert.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors is comprised of four directors who are not officers of the Company. All members are independent under rules of the New York Stock Exchange. The Board of Directors has a written charter for the Audit Committee.

The Committee held seven meetings during fiscal 2004. The meetings were designed to facilitate and encourage private communication between the Committee, management, the Company’s internal auditors and the Company’s independent public accountants.

During these meetings, the Committee reviewed and discussed the audited financial statements with management and the independent public accountants. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on its review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

The discussions with the independent public accountants also included the matters required by Statement on Auditing Standards No. 61, as amended. The Committee received from the independent public accountants written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with the independent public accountants. The Committee considered whether the non-audit services provided by the independent public accountants to the Company are compatible with maintaining auditor independence.

Audit Committee Participation

The current members of the Audit Committee are Andrew E. Newman, Chairman, Nancy S. Donovan, Herbert W. Moloney III and Gordon D. Prichett. Mr. Newman meets the requirements of an audit committee financial expert, as defined by the Securities and Exchange Commission.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP (including Deloitte Tax LLP) (collectively “Deloitte”), was designated by the Audit Committee of the Company to audit the consolidated financial statements of the Company for the fiscal year ended September 30, 2004. Representatives of Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For fiscal 2004 and 2003, Deloitte performed the following professional services and received, or will receive, fees in the amounts indicated:

	2004	2003

Audit fees	$281,000	$279,000
Audit-related fees	115,000	76,000
Tax fees:
Compliance	303,000	358,000
Advice and planning	98,000	339,000
	401,000	697,000
	797,000	1,052,000
All other fees	-	9,000
	$797,000	$1,061,000

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with the Company’s Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants. Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information.

Pursuant to rules of the Securities and Exchange Commission, the fees paid to Deloitte for services are disclosed in the table above under the categories described below.

Audit Fees – These are fees for professional services for the audit of the Company’s Consolidated Financial Statements, review of financial statements included in the Company’s quarterly Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees – These are fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “audit-related” matters. The Company also engages the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above.

All Other Fees – These are fees for other permissible work that does not meet the above category descriptions. This includes work related to compliance with new corporate governance standards.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s Consolidated Financial Statements.

The Audit Committee will choose independent public accountants for purposes of auditing the Consolidated Financial Statements of the Company for the year ending September 30, 2005, after the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Proposals of stockholders in accordance with Securities and Exchange Commission rules to be presented at the 2006 Annual Meeting of the Company must be received by the Company, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by September 15, 2005.

Shareholders who want to bring business before the 2006 Annual Meeting of Stockholders, other than through a shareholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of the Company’s By-Laws dealing with shareholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 15, 2005. The requirements for such notice are set forth in the Company’s By-Laws, which were filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. That document is located on the Company’s website www.lee.net. Click on “Financial” and “Lee SEC filings.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company’s 2004 fiscal year.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied.

OTHER MATTERS

The management of the Company knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $12,000 plus expenses.

MARY E. JUNCK

APPENDIX A

LEE ENTERPRISES, INCORPORATED

INCENTIVE COMPENSATION PROGRAM

1.	PURPOSE

The purpose of the Incentive Compensation Program (the “Program”) is to (i) pay annual bonus compensation and/or (ii) make incentive-based restricted stock awards to executives of Lee Enterprises, Incorporated (the “Company”) that constitute performance-based compensation, within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). Compensation under the Program shall be paid for services performed during a fiscal year ending on September 30.

2.	ADMINISTRATION

(a)	The Program shall be administered by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). No member of the Committee shall be eligible to participate in the Program. The Committee shall be comprised of two or more members who are “outside directors” for purposes of Code Section 162(m)(A)(C)(i).

(b)	The Committee shall have the power and discretionary authority to adopt, amend and rescind any administrative guidelines, rules, regulations, and procedures deemed appropriate to the administration of the Program, and to interpret and rule on any questions relating to any provision of the Program. The Committee shall not take any action that would result in the payment of compensation under the Program to any participant who is a “covered employee” if such payment would not be “performance-based compensation,” within the meaning of Code Section 162(m), as reasonably determined by the Committee.

(c)	The decisions of the Committee shall be final, conclusive and binding on all parties, including the Company and participating employees.

(d)	The Board may from time to time amend, suspend or terminate the Program, in whole or in part.

3.	PARTICIPATION

Key executives of the Company who are from time to time designated by the Committee to be Participants shall be eligible to participate in the Program.

4.	PERFORMANCE GOALS

(a)	No later than ninety days after the beginning of each fiscal year, the Committee shall establish in writing (i) one or more Performance Goals (as defined below in section 4(c)) that must be attained in order for a participant to receive an award of compensation under the Program for the fiscal year and (ii) the amount of the award to be paid upon attainment of the Performance Goals. The Committee shall have the discretion to revise the amount to be paid or awarded upon the attainment of Performance Goals solely for the purpose of reducing or eliminating the amount of the award otherwise payable upon attainment of these goals.

(b)	The maximum individual annual cash award for any fiscal year shall be equal to 200 percent of the annual base salary of the participant as of the last day of the fiscal year. Notwithstanding, in no event may a participant’s maximum cash award hereunder exceed two million dollars for any fiscal year.

(c)	The maximum incentive-based restricted stock award for any fiscal year shall not exceed 100,000 shares of Common Stock of the Company.

(d)	A “Performance Goal” is a nondiscretionary performance goal established in writing by the Committee; it must be based exclusively on one or more of the following business criteria: net earnings, operating cash flow, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, or total shareholder return. Performance Goals may not be changed once established by the Committee, except that the Committee retains discretion to reduce or eliminate an award as described in section 4(a) above. Performance Goals must be measurable and quantifiable. Performance Goals may be particular to an individual participant or to a division, department, branch, line of business, subsidiary or other unit, or based upon the performance of the Company generally. Performance Goals may vary from participant to participant and from fiscal year to fiscal year.

(e)	Notwithstanding any other provision of this Program, the Committee shall have the discretion to award compensation under this Program regardless of the attainment of a Performance Goal on account of participant’s death or termination of employment on account of a long term disability, as determined by the Committee.

5.	DETERMINATION OF AWARDS

Prior to the payment of any award under this Program, the Committee shall certify in writing that Performance Goals have been attained. No payment shall be made under the Program in the absence of such certification; however, the attainment or failure to attain Performance Goals under this Program shall have no effect on payment of compensation to a participant under any other plan, program, agreement, or arrangement, including discretionary payments, on the basis of goals or criteria separate from the business criteria set forth in section 4(d) above.

6.	COMMUNICATION

Participants shall be advised in writing of their participation in the Program and of the Performance Goals applicable to their awards.

7.	PAYMENT OF AWARDS

Cash and incentive-based restricted stock awards shall be payable as soon as practicable after the certification of the attainment of the Performance Goals, as described above in section 5; provided, however, that payment or grant of part or all of any award may be deferred in the discretion of the Committee or deferred in accordance with the terms of any deferred compensation arrangement applicable to a participant.

8.	EFFECTIVE DATE OF PROGRAM

The Program shall be effective October 1, 2004, subject to approval by a majority of stockholders at the 2005 Annual Meeting of the Company. The Program shall continue until terminated by the Board.

9.	MISCELLANEOUS

(a)	To the extent that the Program provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b)	Participants are unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Program.

(c)	A participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Program. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

(d)	The Program shall not constitute a contract of employment between the Company and any participant.

(e)	The Company shall have the right to deduct from all amounts paid under the Program any taxes required by law or other amounts authorized by the participant to be withheld therefrom.

(f)	The Program shall, upon its effectiveness, supersede and replace the annual incentive bonus program heretofore in effect.

(g)	The Program shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law, and without regard to conflict of law principles.

Approved by the Lee Enterprises, Incorporated Executive Compensation Committee on November 16, 2004

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 23, 2005

9:00 a.m.

Radisson Quad City Plaza Hotel

111 E. 2nd St., Davenport, IA 52801

ò Please detach here ò

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 23, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck, Gregory P. Schermer and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse side for voting instructions

COMPANY #

There are three ways to vote your proxy — by phone, Internet or mail.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST on February 22, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Then follow the simple instructions provided by the voice prompts.

VOTE BY INTERNET — http://www.eproxy.com/lee/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST on February 22, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Then follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lee Enterprises, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1.	ELECTION OF DIRECTORS:	01 Nancy S. Donovan	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
02 Herbert W. Moloney III
(except as marked)
[Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.]

2.	Approval of the Company’s Incentive Compensation Program described in Proposal 2 in the Proxy Statement.		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares of Common Stock described in Proposal 3 in the Proxy Statement.		☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, upon such other matters as may properly come before the meeting.		☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.

Address change? Mark box ☐ and indicate changes below:

Date

Signature(s) in box

PLEASE SIGN exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.